UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2014, Cowen Group, Inc. (the “Company”) completed its previously announced offering (the “Offering”) of $63.25 million aggregate principal amount of the Company’s 8.25% Senior Notes dues 2021 (the “Notes”). The offering included $8.25 million aggregate principal amount of Notes issued pursuant to the exercise in full by the underwriters of their over-allotment option.  The Notes were sold pursuant to an effective Registration Statement on Form S-3 (File No. 333-197513) filed with the Securities and Exchange Commission, and a related prospectus and prospectus supplement filed with the Securities and Exchange Commission.  The Notes were issued pursuant to a First Supplemental Indenture, dated as of October 10, 2014 (the “First Supplemental Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).  The First Supplemental Indenture supplements the Indenture entered into by and between the Company and the Trustee, dated as of October 10, 2014 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”).

The Notes will be issued in denominations of $25 and integral multiples of $25 and bear interest at the rate of 8.25% per annum based upon a 360-day year of twelve 30-day months. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2015.  The Notes will mature on October 15, 2021.

Prior to October 15, 2017, the Company may, at its option, redeem the Notes in whole at any time or in part from time to time upon the payment of 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption, and the Make-Whole Amount (as defined in the Indenture), if any.

On or after October 15, 2017, the Company may, at its option, redeem the Notes in whole at any time and in part from time to time.  The Notes will be redeemable at a redemption price initially equal to 106.188% of the principal amount of the Notes (and which declines each year thereafter on October 15) plus accrued and unpaid interest to the date of redemption. On and after any redemption date, interest will cease to accrue on the redeemed Notes.

Upon a Change of Control (as defined in the Indenture), the Company must offer to purchase the Notes at a purchase price in cash of 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon to the purchase date, and for a limited period after such purchase date, has the right to redeem the balance of the Notes at the same price if at least 90% of the Notes have been purchased in connection with such offer.

The Indenture contains covenants which, among other things, limit the ability of the Company and certain of its subsidiaries to (1) incur debt (including certain preferred stock), if the incurrence of such indebtedness would cause the Company’s consolidated fixed charge coverage ratio, as defined in the Indenture, to fall below 2.0 to 1.0, (2) pay dividends or make distributions on its capital stock, or purchase, redeem or otherwise acquire its capital stock, and (3) grant liens securing indebtedness of the Company without securing the Notes equally and ratably. If certain conditions are met, certain of these covenants may be suspended.

The public offering of the Notes was completed at 100.0% of the principal amount of the Notes.  The Company received net proceeds of approximately $60.41 million, after deducting the underwriting discount payable to the underwriters, including Cowen and Company, LLC (a subsidiary of the Company), and estimated expenses payable by the Company.  The Company will use the net proceeds from the Notes offering to (i) capitalize Cowen Finance, a new commercial finance company being organized by the Company and (ii) for general corporate purposes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety be reference to the full text of the Indenture and the form of Note. Copies of the Base Indenture, the First Supplemental Indenture and form of Note are attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2, and 4.3, respectively, and are incorporated by reference herein and into the Registration Statement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Notes and the Indenture set forth in Item 1.01 is incorporated by reference.

Item 8.01. Other Events

On October 10, 2014, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1                               Senior Notes Indenture, dated October 10, 2014, by and between Cowen Group, Inc. and The Bank of New York Mellon.

4.2                               First Supplemental Indenture, dated October 10, 2014, by and between Cowen Group, Inc. and The Bank of New York Mellon.

4.3                               Form of 8.25% Senior Notes due 2021 (included as Exhibit A to Exhibit 4.2 above).

5.1                               Opinion of Willkie Farr & Gallagher LLP.

5.2                               Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1 above).

99.1                        Press Release issued by Cowen Group, Inc. on October 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: October 10, 2014	By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	General Counsel

EXHIBIT INDEX

Exhibit
No.	Exhibit

4.1	Senior Notes Indenture, dated October 10, 2014, by and between Cowen Group, Inc. and The Bank of New York Mellon.

4.2	First Supplemental Indenture, dated October 10, 2014, by and between Cowen Group, Inc. and The Bank of New York Mellon.

4.3	Form of 8.25% Senior Notes due 2021 (included as Exhibit A to Exhibit 4.2 above).

5.1	Opinion of Willkie Farr & Gallagher LLP.

5.2	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1 above).

99.1	Press release issued by Cowen Group, Inc. on October 3, 2014.